EXHIBIT 99.2

BURLINGTON INDUSTRIES, INC.

3330 West Friendly Avenue

Greensboro, North Carolina 27410

July 29, 2003

WLR Recovery Fund II, L.P.

c/o WL Ross & Co. LLC

101 East 52nd Street

New York, New York 10022

Attn.: Pamela Wilson

Ladies and Gentlemen:

Reference is made to the Acquisition Agreement (the “Agreement”) between WLR Recovery Fund II L.P. (“WLR”), a wholly owned subsidiary of WLR (together with WLR, “Buyer”) and Burlington Industries, Inc. (the “Company”), dated as of July 25, 2003.

By signing this letter, Buyer and the Company agree as follows:

1.	Purchase Price. Pursuant to the Auction, the “Purchase Price” under the Agreement is increased from $608.0 million to $620.08 million. For purposes of the last sentence of Section 1.04 of the Agreement, if the Closing occurs, the Purchase Price, as so increased, will be reduced by the amount of the Termination Fee.

2.	Stock Transaction. At the request of Buyer, the Company will negotiate changes suggested by Buyer to convert the transactions contemplated by the Agreement into a Stock Transaction having the same economic terms, provided, however, that neither the Company nor Buyer will have any obligation to agree to any change in the Agreement or any related documentation that such party determines in its sole discretion to be adverse to it relative to the transactions contemplated by the Agreement.

3.	Miscellaneous. Except as expressly set forth above, all other terms of the Agreement will remain unchanged and in full force and effect. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

By signing below, each of the parties agrees to be bound hereby.

BURLINGTON INDUSTRIES, INC.

By:	/s/ JOHN ENGLAR
Name:	John Englar
Title:	Senior Vice President, Corporate Development and Law

Agreed and accepted as of the date first written above: PARENT: WLR RECOVERY FUND II L.P. By: WL ROSS & CO. LLC, its general partner

By:	/s/ WILBUR L. ROSS
Name:	Wilbur L. Ross
Title:	Chairman and CEO

SUB: WLR RECOVERY FUND II L.P., on behalf of a company to be formed upon Parent being selected as the Successful Bidder By: WL ROSS & CO. LLC, its general partner

By:	/s/ WILBUR L. ROSS
Name:	Wilbur L. Ross
Title:	Chairman and CEO